Exhibit 99.1

For Immediate Release

Builders FirstSource Closes Offering of

$750.0 Million of 5.625% Senior Secured Notes due 2024

and

Reprices Senior Secured Term Loan Facility due 2022 at LIBOR +3.75%

August 22, 2016 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR) (the “Company”), a leading supplier and manufacturer of structural and related building products for residential new construction and home repair and remodeling in the United States, today announced that it has closed its private offering of $750.0 million aggregate principal amount of 5.625% Senior Secured Notes due 2024 (the “Notes”) and repriced its previous $600.0 million senior secured term loan facility (the “Previous Term Loan Facility”) through an amendment to its term loan credit agreement providing for a $470 million senior secured term loan facility (the “New Term Loan Facility”) and an interest reduction of 1.25%.

Net proceeds from the offering of the Notes were used to redeem all of the Company’s outstanding 7.625% Senior Secured Notes due 2021, repay approximately $125.0 million of the Company’s borrowings under its Previous Term Loan Facility and pay related transaction fees and expenses. The Notes offering enabled the company to reduce the go forward coupon rate on its senior secured Notes by 2.0% as well as extending the maturity to 2024.

The Notes were issued and sold in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. Accordingly, the Notes and the related guarantees will not be registered under the Securities Act and the Notes and the related guarantees may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Term loans under the $470.0 million New Term Loan Facility bear interest based on either the eurodollar rate or base rate (a rate equal to the highest of an agreed benchmark rate commercially available, the federal funds effective rate plus 0.50% and the eurodollar rate plus 1.0%) plus, in each case, an applicable margin, at the Company’s option. The applicable margin in respect of the loans under the New Term Loan Facility will be (x) 3.75% in the case of Eurodollar rate loans and (y) 2.75% in the case of base rate loans. This represents a 1.25% reduction from the Previous Term Loan Facility. Deutsche Bank AG New York Branch continues to serve as administrative agent and collateral agent under the New Term Loan Facility. Pro Forma Financial Schedule of Go Forward Cash Interest and Debt to Follow.

Floyd Sherman, the Company’s Chief Executive Officer, commented, “We are always actively evaluating opportunistic transactions to lower our interest expense or otherwise address our capital structure. The $750 million of senior secured notes we issued provide an extended maturity of 2024 as well as an attractive 5.625% coupon. We used the proceeds from that offering to redeem all of our outstanding 7.625% notes due 2021 and to repay $125 million of our borrowings under our Previous Term Loan Facility. Together with the offering of the Notes, the New Term Loan Facility will lower our go forward annual cash interest expense by over $15 million, as well as meaningfully extend the maturity of our debt portfolio and transition a larger portion of our debt from variable to fixed rates.”

Chad Crow, the Company’s President and Chief Financial Officer, added, “There are about six years until our first debt maturity on the New Term Loan Facility. We expect free cash flow generation will give us the opportunity to significantly reduce debt over the next several years in advance of this first maturity as our new debt structure continues to provide the company the flexibility for debt repayment. We feel confident in our ability to generate cash, enabled by business growth, cost savings realization, and relatively low capital expenditures. Additionally, we have over $600 million of liquidity, consisting of net borrowing availability under our revolving credit facility and cash on hand.”

Cautionary Notice

Statements in this news release that are not purely historical facts or that necessarily depend upon future events, including statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Investor Relations

Jennifer Pasquino

SVP Investor Relations

Builders FirstSource, Inc.

(303) 262-8571

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Go Forward Cash Interest Reconciliation

(unaudited)

	As-Of Debt Issuance Closing
	Net Debt Outstanding	Adjusted Annual Cash Interest Forecast (1)
	(in millions)
2024 notes	$750.0	$42.2
2023 notes	417.6	44.9
Term loan expiring 2022	470.0	22.3
Revolving Credit Facility (2)	104.0	5.8
Lease finance obligations and capital leases	278.8	23.8
Cash	(6.2)

Total	$2,014.2	$139.0

(1)	Excludes issuance cost and one time items. Assumes current borrowing rates on variable debt. Pro forma assuming debt outstanding post debt issuance.
(2)	Assumed Q2 2016 balance for annualized projections.